FIRST AMENDMENT TO
                      STOCK ACQUISITION BY MERGER AGREEMENT


     THIS FIRST AMENDMENT TO STOCK ACQUISITION BY MERGER AGREEMENT, dated as of June 2, 2000, amends and supplements that certain Stock Acquisition by Merger Agreement, dated as of September 30, 1998 (the "Merger Agreement"), by and among COYOTE NETWORK SYSTEMS, INC., a Delaware corporation ("Coyote"), INET INTERACTIVE NETWORK SYSTEM, INC., a California corporation ("INET"), CLAUDE BUCHERT ("Buchert"), HELENE LEGENDRE ("Legendre") and FIRST ROCK TRUSTEES, LIMITED, a Gibraltar corporation, TRUSTEE OF THE GUIMAUVE TRUST, a Gibraltar Trust ("GT"). (Buchert, Legendre and GT are collectively referred to herein as the "Shareholders.")

                                     RECITAL

     Coyote, INET, Buchert, Legendre and GT desire to amend and supplement the Merger Agreement as provided below.

                                   AGREEMENTS

     In consideration of the promises and agreements set forth herein, the parties agree as follows:

     1. Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned in the Merger Agreement. All references to the Merger Agreement contained in any instrument, document or agreement between the parties shall mean the Merger Agreement as amended by this Amendment.

     2. Section 2.2.3 of the Merger Agreement. Coyote agrees that pursuant to
Section 2.2.3 and Exhibit B of the Merger Agreement that the Shareholders have earned an additional 170,000 shares of unregistered Coyote Common Stock (the "Earn Out Shares") which shall be issued to the Shareholders as soon as possible after June 2, 2000, to be allocated according to the percentage ownership interests set forth in Section 2.2.5. The Shareholders hereby acknowledge that Coyote must amend its Certificate of Incorporation (the "Charter Amendment") to authorize the issuance of a sufficient number of additional shares of stock in order to issue the Earn Out Shares to the Shareholders. Coyote shall use reasonable efforts to obtain the approval of its stockholders and shall take such

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other actions as are necessary to effect the Charter Amendment. In the event that the Earn Out Shares have not been issued to the Shareholders by December 31, 2000, Coyote shall pay the Shareholders an aggregate of $5,000 per month until such time as the shares are issued. The obligation to issue the Earn Out Shares is fixed on the part of Coyote and not contingent on any further action of the Shareholders and the Earn Out Shares shall be deemed to have been issued as of May 15, 1999 pursuant to section E.1(b) of Exhibit B to the Merger Agreement. Coyote shall cause to be delivered to the Shareholders the Earn Out Shares required under this Amendment. All Earn Out Shares required to be delivered hereunder will at the time of such delivery be duly authorized and validly issued, fully paid and nonassessable, with all requisite Federal, state and local transfer taxes fully paid, free and clear of all liens, pledges, encumbrances, claims, equities and conditions enforceable by third parties (except to the extent, if any, that the Investment Letter, referred to in the Merger Agreement, constitutes such a condition). Coyote further warrants that, to the extent necessary to allow Shareholders to sell their Earn Out Shares or the other shares issued pursuant to the Merger Agreement under Rule 144, Coyote will remain current in its Securities filings.

     3. Registration Rights. If, at any time while the Earn Out Shares are not tradable pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended, Coyote decides to register any of its securities for its own account or for the account of others (including, without limitation, registrations contemplated in connection with the Class B Preferred Stock of Coyote (the "Class B Preferred"), but excluding registrations relating to equity securities to be issued solely in connection with an acquisition of any entity or business or in connection with stock option or other employee benefit plans), Coyote will promptly give the Shareholders written notice thereof and will (subject only to obtaining any required consents of shareholders of the Class B Preferred, which Coyote will use its best efforts to obtain) include in such registration all of the Earn Out Shares if requested by the Shareholders (excluding any Earn Out Shares previously included in a Registration Statement) at no cost or expense to the Shareholders, who shall only be obligated to pay underwriting discounts or commissions. The Shareholders' request for registration must be given to Coyote in writing within twenty (20) days after receipt of the notice from Coyote. If the registration for which Coyote gives notice is a public offering involving a firm commitment underwriting, Coyote will so advise the Shareholders as part of the above-described written notice. In such event, if the managing underwriter(s) of the public offering impose a limitation in writing on the number of shares of Coyote Common Stock which may be included in the registration statement

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because, in such underwriter(s)' judgment, such limitation would be necessary to effect an orderly public distribution, then Coyote will be obligated to include only such limited portion, if any, of the shares requested by the Shareholders which the managing underwriter(s) deems appropriate giving first preference to the shares to be sold by Coyote; provided, however, that the number of shares requested by the Shareholders to be included in such underwriting shall not be so limited unless all other securities proposed to be included therein (other than those owned by Coyote) are also so limited on a pari passu basis.

     4. Buchert Promissory Note. Buchert acknowledges and agrees that the entire outstanding balance of principal and accrued interest of the Promissory Note dated September 30, 1998 from Buchert payable to the order of Coyote shall remain outstanding notwithstanding any terms or conditions to the contrary set forth therein or in any other agreement (including, without limitation, the Principal and Interest Reduction section in such Promissory Note) and Buchert hereby agrees that all $100,000 of the outstanding principal and all accrued interest shall be paid in full to Coyote on or before September 30, 2000; provided, however, that to the extent that the Earn Out Shares are not issued to the Shareholders on or before September 30, 2000 and such shares are not registered under, or tradable pursuant to the provisions of Rule 144 under, the Securities Act of 1933, as amended, the entire outstanding balance of principal and interest under such Promissory Note shall be forgiven.

     5. Mutual Release. Coyote, INET and the Shareholders each hereby release, acquit and forever discharge the other party, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative and attorney of such party (each a "Released Party"), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and other expenses (including attorneys' fees) of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which the releasing party may have or claim to have now or which may hereafter arise out of or be connected with any act or omission of any Released Party existing or occurring prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations arising with respect to the Merger Agreement or any instrument, document or agreement related thereto other than the obligations of the parties arising out of or referred to in this Amendment, the Buchert Employment Agreement or the Termination, Waiver and Release Agreement with Legendre, and Coyote, INET and the Shareholders each hereby waive any and all of such claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses. The provisions of this section 5 shall be

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

binding upon each of the parties hereto and their respective successors, assigns, heirs and personal representatives and shall inure to the benefit of each Released Party and shall survive termination of this Amendment.

     Coyote, INET and the Shareholders further expressly waive and relinquish all rights and benefits afforded by section 1542 of the Civil code of the State of California. Coyote, INET and the Shareholders understand and acknowledge the significance of such specific waiver of section 1542. Section 1542 of the Civil Code of the State of California states as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Thus, notwithstanding the provision of section 1542, and for the purpose of implementing a full and complete release and discharge of the released Parties under this Agreement, Coyote, INET and the Shareholders expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims that they do not know or suspect to exist in their favor at the time of signing this Agreement.

     6. Attorney's Fees. In the event suit is brought to enforce or interpret any part of this Amendment or the rights or obligations of any party to this Amendment, the prevailing party shall be entitled to recover as an element of such party's cost of suit, and not as damages, a reasonable attorney's fee to be fixed by the court. The prevailing party shall be the party who is entitled to recover his costs of suit whether or not the suit proceeds to final judgment. A party not entitled to recover his costs shall not recover attorney's fees. No sum for attorney's fees shall be counted in calculating the amount of the judgment for purposes of determining whether a party is entitled to recover his costs or attorney's fees.

     7. Entire Agreement. This Amendment constitutes and contains the entire and only agreement between the parties concerning the subject matter hereof and supersedes and cancels any and all pre-existing agreements and understandings between the parties relating to the subject matter hereof.

     8. Notices. Any notice, request or other document to be given hereunder to a Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed to such Party as follows:

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        If to Shareholders:
                             Claude Buchert
                             INET Interactive Network System, Inc.
                             1640 S. Sepulveda Blvd.
                             Suite 222
                             Los Angeles, CA  90025

                                    and

                             Helene Legendre
                             1810 Palisades Dr.
                             Pacific Palisades, CA 90272
                                                                 and

                             First Rock Trustee, Limited
                             Trustee of The Guimauve Trust
                             P.O. Box 743
                             Victoria House
                             Main Street
                             Gibraltar

        Copy to:
                             Edward Shirley, Esq.
                             1810 Palisades Dr.
                             Pacific Palisades, CA 90272

or to such other address as Shareholders or INET, as the case may be, may from time to time designate by written notice to Coyote.

        If to Coyote:
                             Daniel W. Latham, President
                             Coyote Network Systems, Inc.
                             1640 S. Sepulveda Blvd.
                             Suite 222
                             Los Angeles, CA  90025

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        Copy to:
                             Timothy G. Atkinson, Esq.
                             Coyote Network Systems, Inc.
                             1640 S. Sepulveda Blvd.
                             Suite 222
                             Los Angeles, CA  90025

or such other address as Coyote may from time to time designate by written notice to Shareholders.

     9. Board of Director Approval. Unless the Shareholders have received written notice from the Secretary of Coyote certifying on or before June 30, 2000, that the Board of Directors of Coyote has ratified, adopted and approved this First Amendment in form and substance as executed by the parties hereto, this First Amendment shall be null and void ab initio without further act by any of the parties hereto and each of the parties shall be returned to the legal position they were in prior to executing this First Amendment. By executing this First Amendment, management of Coyote agrees to use their best efforts to cause the Board of Directors to ratify, adopt and approve this First Amendment.

     10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.

                                           COYOTE NETWORK SYSTEMS, INC.

                                           BY_______________________________
                                              Its___________________________


                                           INET INTERACTIVE NETWORK SYSTEM, INC.

                                           BY_______________________________
                                              Its___________________________


                                           ---------------------------------
                                                     CLAUDE BUCHERT

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

                                            ---------------------------------
                                                      HELENE LEGENDRE

                                            FIRST ROCK TRUSTEES, LIMITED,
                                            TRUSTEE OF THE GUIMAUVE TRUST

                                            BY_______________________________
                                               Its___________________________

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